Exhibit 3.26
FIRE MOUNTAIN RESTAURANTS, LLC
          LIMITED LIABILITY COMPANY AGREEMENT dated as of October 27, 2006 (this “Agreement”), adopted by Ryan’s Restaurant Group, Inc. (the “Sole Member”), as the sole member.
Preliminary Statement
          The Sole Member has formed a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.
          Accordingly, the Sole Member hereby adopts the following as the “Operating Agreement” of the Company within the meaning of the Act:
          1. Name. The name of the Company is “Fire Mountain Restaurants, LLC.”
          2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.
          3. Registered Office. The registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered office.
          4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered agent.
          5. Member. The name and the address of the Sole Member of the Company is as follows:
Ryan’s Restaurant Group, Inc.
405 Lancaster Avenue (29650)
P.O. Box 100,
Greer, South Carolina 29652
          6. Management.
             (a) Management of the Company is vested exclusively in the Sole Member and the Sole Member may delegate management responsibility as it deems necessary or appropriate.
             (b) In connection with subsection 6(a) above, the Sole Member is hereby authorized and empowered to act through officers and employees and other persons designated by the Sole Member in carrying out any and all of the Sole Member’s powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the Sole Member possesses under the Agreement to any of its officers and employees and to any other persons designated by the Sole Member. The Sole Member may appoint individuals with or without such titles as it may elect, including the titles of Chairman, President, Vice President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer to act on behalf of the Company with such power and authority as the Sole Member may delegate in writing to any such persons.
          7. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) a decision made at any time by the Sole Member to dissolve the Company; (b) the sale, condemnation, or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the Sole Member.
          8. Liquidation. Upon dissolution pursuant to Section 8, the Company business and Company assets shall be liquidated in an orderly manner. The Sole Member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange, or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator shall determine to be in the best interests of the Sole Member.
          9. Initial Capital Contributions; Percentage Interests. The initial cash capital contribution to be made by the Sole Member promptly hereafter and the percentage interest of the Sole Member in the Company are as follows:

	Initial
Member	Capital Contribution	Percentage Interest
Ryan’s Restaurant Group, Inc.	$1.00	100%
          10. Additional Contributions. The Sole Member shall have no obligation to make any additional capital contribution to the Company after the date hereof, but may agree to do so from time to time.
          11. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.
          12. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of the Sole Member, acting in its sole discretion.
          13. Liability of Members and Officers. No member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

          14. Exculpation and Indemnification of Indemnified Persons.
               (a) No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled.
               (b) The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages, or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.
               (c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:
          (i) be in addition to any liability that the Company may otherwise have;
          (ii) extend upon the same terms and conditions to the directors, committee members, officers, partners, members, and employees of the Indemnified Persons;
          (iii) inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and
          (iv) be limited to the assets of the Company.
               (d) This Section 14 shall survive any termination of this Agreement and the dissolution of the Company.
          15. Amendments. This Agreement may be amended only by written instrument executed by the Sole Member.
          16. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any member.
          17. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

          18. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.
          19. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Ryan’s Restaurant Group, Inc.,
its Sole Member

By:	/s/ Fred T. Grant, Jr.

	Name:	Fred T. Grant, Jr.
	Title:	Senior Vice President — Finance

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